Exhibit 10.41
                                 -------------



                                              27 March, 2002

PERSONAL & CONFIDENTIAL
Mr. William Gibbs
Chief Executive Officer
Category 5 Technologies
2755 E. Cottonwood Pkwy., 4th Floor
Salt Lake City, UT 84121

Dear William:

European American Securities Inc., ("European American") is pleased to have the Opportunity to set forth the terms of the executive engagement by Category 5 Technologies (the "Company") of European American to provide financial advisory and investment banking services to the Company in connection with one or more possible acquisitions of, or business combinations with, any of the Companies set forth in Annex A (each, a "Target Company", and collectively, the "Target Companies") (each, a "Transaction", and collectively, the "Transactions"). This letter will confirm our mutual understanding of the basis on which European American will act as the Company's exclusive investment banker with respect to the Transactions.

European American's overall objective is to see a transaction through to a successful conclusion. In this regard, European American will provide the Company with financial advice and assistance in connection with any Transaction, which may include advice and assistance with respect to defining objectives, contacting the Target Companies, performing valuation analyses, designing appropriate transaction structures, analyzing the pro forma financial impact of the Transaction, formulating negotiating strategy and assisting in negotiations and other matters pertinent to closing. European American would, or coarse, be prepared to assist in any presentations to the Company's Board of Directors.

The scope of European American's engagement shall be limited to those matters expressly set out in this letter agreement. For the sake of clarity, the scope of European American's engagement shall not include giving tax, legal, regulatory, accountancy or over specialist or technical advice or associated services, as to which the Company agrees to take appropriate advice from other sources.

         * European American's compensation for these activities is dependent upon the outcome of the assignment. For each Transaction that is completed, the Company agrees to pay to European American a "Transaction Fee" equal to two and one-half of one percent (2.50%) of the Aggregate Transaction Value (as defined below). The fee shall be paid in the same form as the consideration is paid by the Company in connection with a Transaction; i.e., if the Company issues common stock, European American would receive common stock;

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              if the  Company  paid  25% in  cash  and  75% in  stock,  European
              American would be paid their fee 25% cash and 75% stock. The number of shares to be issued shall be computed at the closing
              price  of  the   Company's   common  stock  on  the  business  day
              immediately preceding the closing date. A transaction (or series of related transactions) resulting in the Company's ownership of 50% or more or the voting stock or assets of a Target Company gives the Company control and represents a concluded transaction for determining when the Transaction Fee is payable.

         * In the event that the Company acquires less than 50% of a Target Company's voting stock or assets in a transaction (or series of related transactions), the Company agrees to pay to European American a "Minority Investment Transaction Fee" equal to five percent (5.0%) of the Aggregate Transaction Value.

         * In addition, if a business combination for which, European American would have been paid a fee hereunder is not consummated and the Company receives a break-up fee in connection therewith, the Company will pay European American 50% or any cash or other compensation payable to the Company as a result thereof; provided that such fee shall not exceed 50% of the fees that would have been payable to European American if the business combination had been consummated.

The fees determined under the terms of this agreement shall be due and payable within three business days of the closing date. Whether or not the Transaction is consummated, and in addition to any fees payable to European American, the Company agrees to reimburse European American for its reasonable out-of-pocket expenses related to this work, including European American's attorney's fees, should their advice be required. All amounts payable to European American under the terms of this agreement are net of all applicable withholding, value-added and similar taxes (other than taxes on income) charges, deductions or withholdings.

"Aggregate Transaction Value" shall be defined to include, without limitation, all cash, securities and notes paid or issued by the acquiring entity plus any debt assumed. Any amounts to be paid contingent upon future events shall be estimated for purposes of fee calculation at an expected present value mutually agreeable to the Company and European American at the time of closing, except that any amounts held in escrow will be deemed paid at closing. If the Aggregate Transaction Value or a portion thereof is in the form of debt or equity securities, then the amount of the Aggregate Transaction Value will be based on the fair market value of such securities determined as of the trading day ending three trading days prior to the closing date. The fair market value of such securities will be (i) the discounted present value of any debt securities or
(ii) the fair market value of any other securities. the fair market value of such other securities will be determined as follows: (i) the closing sale price for such securities on the registered national exchange providing the primary market in such securities on the trading day ending three trading days prior to the closing date; (ii) if the securities are not traded on a registered national exchange, the average of the closing bid prices as reported by the National Association of Securities Dealers Automated Quotation System in the U.S., or similar quotation system outside of the U.S. for the previous ten consecutive trading days ending three days prior to the closing date; (iii) if the securities are not traded or reported, by agreement between the Company and European American; or (iv) if the Company and European American are unable to agree on the fair market value of securities not traded or reported, by binding arbitration.


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The Company recognizes and confirms that, in performing the service contemplated in this letter agreement, European American will be relying on information furnished by the Company and the Target Companies, including projections of future results of operations, as well as information available from generally recognized public sources. Such information will not be independently verified by European American and European American will not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or the Target Companies. The Company will cooperate fully with European American in connection with its financial review and analysis, and will provide European American with such information concerning the Company and the Target Companies, an European American deems necessary for its financial review and analysis. The Company represents that all such information provided by the Company will be complete and accurate in all material respects and not misleading and that all projections provided by it (including projections developed with assistance from European American) will be reasonably prepared on the basis of the best available estimates and judgements of the Company's management. The Company will promptly notify European American if it learns or
any  material  inaccuracy  or  any  misleading   statement  in  any  information
previously delivered to European American. All non-public information concerning the Company and its business that the Company discloses to European American will be used by European American solely in the performance of its services hereunder and will be treated confidentially by European American for so long as it remains non-public. Except as otherwise required by law, regulation or legal process. European American will not disclose this information to a third party without the Company's consent.

European American will act under this letter agreement as an independent contractor with duties solely to the Company. Since European American will be acting on the Company's behalf in this capacity, it is European American's practice to receive indemnification. A copy of European American's standard form is attached to this letter and the terms thereof are incorporated by reference herein. It is understood that European American's responsibility to the Company is solely contractual in nature and that European American does not owe the Company, or any other party, and fiduciary duty as a result of its engagement.

This engagement may be terminated with or without cause by the Company or European American at any time and without liability or continuing obligation to the Company or European American (except for compensation earned and expenses incurred by or on behalf of European American to the date of termination) upon written notice to the other party. Notwithstanding the foregoing, European American shall be entitled to its full compensation pursuant to this letter agreement in the event that, at any time prior to the expiration of one year after written termination by the Company, a transaction of the types described in this letter is consummated with a Target Company. Furthermore, the indemnity provisions in the attached form, the waiver of the right to trial by jury provision and the confidentiality and non-disclosure provisions will remain operative regardless of any such termination.

This letter agreement shall be governed by, and construed in accordance with English Law. Solely for the propose of enforcing this letter agreement and the attached indemnity provisions (the "Related Proceedings"), the Company hereby agrees that the Courts of England (the "specified courts") will have exclusive jurisdiction to settle any dispute that may arise in connection therewith.

The benefits of, and the obligations and liabilities assumed in, this letter agreement shall inure to the benefit of, and be binding upon, any successors and assigns.

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If the  foregoing  meets with your  approval,  please  sign both  copies of this letter  and  both  copies  of  the  indemnification  agreement  and  return  one
fully-executed   set  to  us.  We  look  forward  to  working  with  Category  5
Technologies in this important undertaking.





                                         Very  truly yours,

EUROPEAN AMERICAN SECURITIES INC.



_____________________________
Authorized Signatory


Agreed and Accepted as of the
First Date Written Above:

CATEGORY 5 TECHNOLOGIES



By:
   --------------------------

Name:
     ------------------------

Title:
      -----------------------



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                                     ANNEX A

Additional companies may be added to Annex A from time-to-time by mutual written agreement of the Company and European American.

         1. Cassium
         2. Crealogix AG
         3. Escador
         4. Halogen AB
         5. Himalaya SA



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